Exhibit 10.16

EMPLOYMENT AGREEMENT

This Agreement is made this 15th day of July, 2011.

Between

DARIN SILVERNAGLE

(the “Executive”)

and

SOUTH AMERICAN EXPLORATION LLC

(the “Corporation”)

WHEREAS the Corporation wishes to engage the services of the Executive and the Executive wishes to provide such services to the Corporation.

AND WHEREAS the Corporation and the Executive have agreed that the employment of the Executive by the Corporation will be in accordance with the terms of this Agreement;

NOW THEREFORE this Agreement witnesseth that in consideration of the payments and mutual covenants contained herein, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

Article 1

Definitions

1.1	Definitions

In this Agreement, unless there is something in the subject matter or context inconsistent therewith:

(a)	"Base Salary" has the meaning given to such term in Section 4.1;

(b)	“Business” means the business carried on by the Corporation;

(c)	“Cause” has the meaning given to such term in Section 7.5;

(d)	“Change of Control” means:

(1) The sale of the Corporation; or the sale, lease or transfer of all or

(2) substantially all of the assets of the Corporation; or the resignation or or

(3) removal of the majority of the Board of Directors for any reason within a 6-month time period;

(4)	any determination by the majority of incumbent directors of the Corporation that a Change of Control has occurred or is about to occur and any such determination shall be binding and conclusive for all;

(e)	“Compensation” means the salary and all benefits which the Executive is receiving or entitled to, including but not limited to salary, variable pay, professional membership or association fees, pension and/or retirement benefits, car allowances, business related expenses, medical plan benefits, vacation pay and any insurance premiums paid by the Corporation for the Executive as contemplated by Article 4 of the Agreement.

(f)	“Constructive Dismissal” means any circumstance that would amount to constructive dismissal at common law and includes, without limiting the generality of the foregoing, one or more of the following changes in the circumstances of the Executive’s employment:

(i)	A material reduction or diminution of the position or level of authority, responsibility or reporting relationship of the Executive; or

(ii)	A material reduction in the scope of operations of the Corporation or any other circumstance that results in a material negative change to the role and responsibilities of the Executive; or

(iii)	A reduction in the Executive’s year-over-year total annual compensation including base salary, variable pay plan target level, benefits, plans and vacation; or

(iv)	A unilateral elimination by the Corporation of the Corporation’s variable pay or other incentive plans; or

(v)	A requirement to relocate to another city.

Article 2

Term

2.1	Term

The term of this Agreement shall be effective upon signing and the Executive’s employment shall continue until terminated in accordance with Article 7 of this Agreement.

Article 3

Scope of Work

3.1	Title and Offices

The Corporation agrees to employ the Executive as Executive Vice President of Technology of the Corporation and the Executive accepts such employment on and subject to the terms of this Agreement. The Executive shall, in carrying out his obligations under this Agreement, report directly to the Corporation’s Board Chair or designate. This position is based in Calgary, Alberta.

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The Executive further acknowledges that he is bound to follow the policies and procedures established by the Corporation, from time to time.

3.2	Duties of the Executive

The Executive agrees that he will loyally and conscientiously perform his duties and obligations to the best of his ability.

The Executive agrees to devote all of his work time, attention and energy to his duties as EVP of Technology of the Corporation and in addition shall do such other duties as may be assigned to him from time to time. The Corporation shall have the power to direct, control and supervise the Executive’s duties and the manner of and time for performing said duties.

The Executive specifically agrees to place the duties imposed by this Agreement above all other activities, and will abandon or curtail outside activities if so directed by the Corporation if, in its opinion, there exists a conflict or other reasonable grounds for abandoning or curtailing such activities.

The Executive agrees that during the term of his employment with the Corporation he will promptly and fully disclose to the Corporation any business opportunity coming to the Executive’s attention or conceived or developed in whole or in part by the Executive, which relates to the Corporation’s business and will not exploit such business opportunities for his own gain or that of any person or entity other than the Corporation.

3.4	Hours of Work

The Executive acknowledges and agrees that he may, from time to time, work hours and days outside of normal business hours and at locations other than the Corporation’s offices, as determined by the Corporation’s needs.

3.5	Injunctive Relief

The Executive hereby represents that the services to be performed by him under the terms of this Agreement are of special value, loss of which cannot be reasonably or adequately compensated in damages in an action at law. The Executive, therefore expressly agrees that the Corporation, in addition to any other rights or remedies which the Corporation may possess, shall be entitled to injunctive and other equitable relief to prevent a breach of this Agreement by the Executive.

3.6	Prior Employment

The Executive represents and warrants to the Corporation that he is not a party to any employment contract, non-competition agreement, or any other agreement which would prevent him from entering into and fulfilling his duties under this Agreement. The execution of this Agreement does not, the fulfillment of or compliance with the terms and provisions hereof will not, and the consummation of the employment relationship contemplated hereby will not result in a breach, default or event of default under any contract to which the Executive is subject. The Executive represents and warrants to the Corporation that he will not, in any case, use trade secrets or confidential information of his prior employers in carrying out his duties to the Corporation.

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It is the Corporation’s expectation that its goals pertaining to business strategies, reputation, methods, policies and procedure are unique to the Corporation. To insure the integrity of these goals, the Corporation and the Executive agree that any trade secrets or confidential information that has been provided to the Executive by a previous employer will not be used for the Company’s benefit during the execution of the Executive’s duties during the term of his employment.

The Corporation agrees to indemnify, hold harmless and defend the Executive against any and all claims by the Executive’s prior employers provided that the Executive has not knowingly created any breach of an agreement which he may be bound by as a result of the prior employment.

Article 4

Compensation

4.1	Base Salary

The Corporation shall pay the Executive a Base Salary of $237,750.00 per year, less applicable deductions. The Executive’s salary shall be payable in monthly instalments in a manner consistent with the Corporation’s accounting practices, or at such other times as the Corporation and the Executive may from time to time agree. Annual range adjustments to management salaries will be applied to the Executive’s salary. The Board of Directors of the Corporation may choose at any time, in their sole discretion, to grant an additional increase in base salary based on merit.

4.2	Variable Pay

The Executive shall be entitled to receive variable pay of 40% of Base Salary in accordance with the Corporation’s performance and the Executive’s individual goals as agreed to by the Corporation and the Executive from time to time. Presently, the Executive’s variable pay will be tied to the following criteria:

a)	The Executive’s individual goals, as defined by the Corporation, will comprise 20% of the bonus;

b)	Corporate HSE goals will comprise 30% of the bonus;

c)	Corporate fiscal performance will comprise 50% of the bonus. The fiscal performance will be based on the Corporation’s annual forecast targets.

4.3	Preferred Profit Sharing Plan

The Executive shall be entitled to participate in the Corporation’s preferred profit sharing plan which will include a SAE “Phantom” shares distribution equal to $400,000.00 upon joining the Corporation. The per share value is based on the current valuation of the Corporation as of 12/31/2010. These shares carry a 4% annual coupon (additional PSU’s) and will convert to the share value equal to the most recent valuation in the event of a purchase or public offering. In the event of termination the Corporation will retain the first right of refusal to purchase the Executive’s shares. The PSU plan will be available for review prior to June 30, 2011.

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4.4	Vacation

The Executive shall be entitled to 5 weeks of paid vacation per year.

4.5	Expenses

The Corporation shall pay or reimburse the Executive for all reasonable, approved and documented business expenses incurred on behalf of the Corporation or in carrying out the Executive’s duties in accordance with Corporation policies in effect from time to time.

4.6	Vehicle Allowance

The Corporation shall provide the Executive with an annual vehicle allowance of $700.00 per month and a fuel allowance of $300.00 per month.

4.7	Benefits

The Executive shall be entitled to participate in the Corporation’s supported group insurance and benefit plan. The Corporation reserves the right to modify the plan, including adjustments in coverage, from time to time.

4.8	Retirement Plan

The Corporation shall contribute an additional 10% of the Executive’s base annual salary set forth in section 4.1 above to the Corporation’s retirement plan.

4.9	Signing Compensation

The Corporation shall provide the Executive with additional compensation of $75,000.00 as a signing bonus with the Corporation. This compensation is payable under the following terms:

a)	$25,000.00 due at dated execution of this contract.

b)	$25,000.00 due 30 days from dated execution of this contract.

c)	$25,000.00 due 60 days from dated execution of this contract.

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Article 5

Change of Control

5.1	Change of Control

In the event a Change of Control occurs and in the further event that:

(a)	the Executive’s employment with the Corporation is subsequently or contemporaneously terminated by the Corporation without just cause within twelve months of the date of a Change of Control; or

(b)	the Executive elects in a written notice to the Corporation within twelve months of the date of a Change in Control, to terminate the Executive’s employment effective as at the date of the said written notice;

then the Corporation agrees to pay to the Executive a settlement payment in accordance with the terms set out in Section 7.3.

Article 6

Confidential Information, Trade Secrets and Non-solicitation

6.1	Confidentiality

The Executive, during the term of this Agreement, will have access to and become acquainted with various trade secrets and confidential information of the Company, including but not limited to trade lists, customer lists, agreements, procedures, bargaining techniques, processes and compilations of information, records and specifications which are owned by the Corporation and which are regularly used in the operation of the business of the Corporation. The Executive shall not disclose any of the aforesaid trade secrets or confidential information directly or indirectly, or use them in any way, either during the term of this Agreement or at any time thereafter, except as required in the course of his employment. All files, records, documents, agreements, trade lists, customer lists, and similar items relating to the business of the Corporation, whether prepared by the Executive or otherwise coming into his possession, shall remain the exclusive property of the Corporation and shall not be employed for purposes other than promoting the Corporation’s services and products under any circumstances whatsoever without the prior written consent of the Corporation. This obligation continues for as long as the Confidential Information remains confidential and is not publicly disclosed and in the public domain.

The Executive acknowledges and agrees that upon the termination of this Agreement by either party or upon demand, the Executive will return or supply to the Corporation all confidential information in his possession and any analysis or derivative work relating to the confidential information. The Executive agrees that he shall not retain any copies of the confidential information.

6.2	Non-solicitation

The Executive agrees that during the course of this agreement neither he nor any employee or agent of the Executive shall:

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(a)	solicit, entice or attempt to solicit or entice, either directly or indirectly, any customer or prospective customer of the Corporation to become a customer of any business or enterprise which competes with the Corporation; or

(b)	solicit, entice, hire or attempt to solicit, entice or hire, either directly or indirectly, any employee of the Corporation to become employed by or connected with any business or enterprise which competes with the Corporation.

6.3	Non-competition

The Executive agrees that during the course of this agreement neither he nor any employee or agent of the Executive shall be engaged, either directly or indirectly, in any business competitive with the business activities of the Corporation or its affiliates including the offering of geophysical data acquisition, processing or interpretation services or the provision of equipment or products designed for the acquisition, processing and/or interpretation of geophysicial data (the “Business”); or render advice or services to, or otherwise assist, any other person, association, or entity who is engaged, directly or indirectly, in any business competitive with the Business.

The Corporation acknowledges that the Executive has individual interests which include _____________. Those interests will not be regarded as competitive under the terms of this Agreement.

Article 7

Termination

7.1	Termination

This Agreement shall continue and remain in full force until terminated by either the Corporation or the Executive in accordance with the provisions outlined below.

7.2	Termination by Executive

The Executive may resign, other than as a result of Constructive Dismissal from the Executive’s employment, and terminate this Agreement by providing four (4) weeks’ notice in writing to the Corporation. Upon receipt of such notice, the Corporation, in its sole discretion, may, by notice in writing, specify an earlier termination date, however, regardless of the termination date the Executive shall be paid the outstanding Compensation equal to four (4) weeks’ notice and four

(4) weeks average variable pay.

7.3	Termination by Corporation without Cause

In the event the employment of the Executive and this Agreement is terminated by the Corporation without cause, or by the Executive for Constructive Dismissal or for any other reason other than Cause, the Corporation shall pay to the Executive, without a duty to mitigate:

(a)	a lump sum equivalent to 6 months of his Compensation, less applicable statutory deductions,

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(b)	in addition to 7.3(a), the Executive shall be entitled to a lump sum payment equivalent to an additional 1 month of Compensation to a maximum of 18 months notice for each completed year of employment with the Corporation beginning with the anniversary of the Executive’s first day of employment with the Corporation;

(c)	in addition to 7.3(a) and 7.3 (b), the Executive shall be entitled to a lump sum payment in lieu of variable pay for service in the partial year preceding termination, pro-rated based on the partial year to the termination date, less applicable statutory deductions.

The Executive acknowledges and agrees that full payment by the Corporation of the amounts above shall be in full and final settlement of any and all claims, demands, actions and suits whatsoever which the Executive has or may have against the Corporation, its Affiliates and any of their directors, officers, employees and their successors and assigns, including without limitation, claims for notice pursuant to applicable statutory and common law. The Executive further agrees that he will sign a release in favour of the Corporation.

7.4	Termination Upon Sale of Business

The Corporation may terminate this Agreement, upon payment to the Executive in accordance with the same terms as on termination without Cause, if any of the following events occur:

(a)	the Corporation sells substantially all of its assets to a single purchaser or to a group of associated purchasers or the majority of the membership of the Corporation elects to sell the Corporation to a single purchaser, or to a group of associated purchasers. In the latter event, the Employee agrees to be bound by the decision of the majority of the members to sell the Company and shall be obligated to transfer any membership interest owned by the Employee to the new purchasers in exchange for the consideration received for the membership interest as part of the sale of the Corporation;

(b)	the Corporation elects to terminate its business or liquidate its assets;

(c)	there is a merger or consolidation of the Corporation in a transaction in which the Corporation’s members receive less than fifty percent (50%) of the outstanding voting interest of the new or continuing Corporation.

7.5	Termination by Corporation with Cause

Notwithstanding anything contained in this Agreement, the Corporation may terminate this Agreement and the Executive’s employment for cause. “Cause” shall mean:

(a)	The wilful and continued failure of the Executive to substantially perform his obligations under this Agreement, after a demand for substantial performance has been delivered to him and he has been provided with not less than 30 days to improve his performance, or

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(b)	The Executive wilfully engaging in conduct materially and demonstrably injurious to the property or business of the Corporation.

In the case of termination for Cause, the Corporation shall have no further obligation to the Executive except for payment of all amounts due and owing up to the date of termination.

The Corporation’s right to terminate the Executive’s employment for cause shall be in addition to any other right the Corporation may have for a breach by the Executive of the terms of this Agreement, including a right to injunctive relief or specific performance, as well as other legal or equitable remedies to which the Corporation may be entitled.

7.6	Termination on Death or Disability

The employment of the Executive and this Agreement shall terminate upon the death of the Executive, without liability to the Corporation beyond amounts due and owing through the date of death, provided that nothing hereunder shall disentitle the Executive’s estate or beneficiaries to any entitlements that would properly arise as a result of the death of the Executive under the terms of any applicable benefits plan upon the happening of the death of the Executive.

In the event that the Executive shall suffer a permanent disability, the Corporation may terminate this Agreement and the Executive's employment without liability by providing at least 30 days' prior written Notice to the Executive that the Corporation recognizes that the performance of this Agreement has been frustrated by the permanent disability, provided that nothing hereunder shall disentitle the Executive from any entitlements that would properly arise as a result of the disability of the Executive under the terms of any applicable benefits plan upon the happening of the disability of the Executive.

7.7	Payment

Any statutorily required payments due to the Executive shall be payable as per the applicable legislation. All other payments due to the Executive shall be payable as prescribed within this Agreement or within 5 business days of the termination of the Executive’s employment.

7.8	Return of Corporation’s Property

On the termination of the Executive’s employment or on request of the Corporation, the Executive shall immediately deliver to the Corporation all property and information in his possession or under his control belonging to the Corporation in good condition, ordinary wear and tear and damage by any cause beyond the reasonable control of the Executive excepted.

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Article 8

Notice Provisions

8.1	Address for Service

Except as otherwise expressly provided herein, all notice shall be in writing and either delivered personally, or sent by email or facsimile and addressed as follows:

(a)	to the Corporation at:

Address:	0525 King Street Anchorage Alaska, 99516

Attention:	Jeff Hastings
Telephone:	907 229 0150
Facsimile:	907 346 3505

(b)	to the Executive at:

Address:
Attention:
Telephone:
Facsimile:

8.2	Change of Address

Any address referred to in Article 9, Section 9.1 may be changed by notice given in accordance with the provisions of this Article.

Article 9

General

9.1	Entire Agreement

This Agreement constitutes the entire agreement between the parties pertaining to the employment of the Executive by the Corporation and supersedes all prior agreements, negotiations, discussions and understandings, written or oral, between the parties. There are no representations, warranties, conditions, other agreements or acknowledgements, whether direct or collateral, express or implied, that form part of or affect this Agreement, or which induced any party to enter into this Agreement or on which reliance is placed by any party, except as specifically set forth in this Agreement.

9.2	Amendment

This Agreement may be amended or supplemented only by a written agreement signed by each party.

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9.3	Waiver of Rights

Any waiver of, or consent to depart from, the requirements of any provision of this Agreement shall be effective only if it is in writing and signed by the party giving it, and only in the specific instance and for the specific purpose for which it has been given. No failure on the part of any party to exercise, and no delay in exercising, any right under this Agreement shall operate as a waiver of such right. No single or partial exercise of any such right shall preclude any other or further exercise of such right or the exercise of any other right.

9.4	Further Assurances

Each party shall do such acts and shall execute such further documents, conveyances, deeds, assignments, transfers and the like, and will cause the doing of such acts and will cause the execution of such further documents as are within its power as any other party may in writing at any time and from time to time reasonably request be done and or executed, in order to give full effect to the provisions of this Agreement.

9.5	Number and Gender

In this Agreement, words in the singular include the plural and vice-versa and words in one gender include all genders.

9.6	Laws

This Agreement shall be governed by and interpreted in accordance with the laws of the State of Alaska. The Corporation and the Executive agree that if there is any dispute between them with respect of the rights of either party under this Agreement, such dispute will be submitted to adjudication before the Courts of the Third Judicial District, Anchorage, Alaska and the Corporation and the Executive attorn to the jurisdiction of the Courts of the State of Alaska.

9.7	Successors and Assigns

This Agreement shall not be assignable by either party unless the written consent of the other party has been obtained, provided, however, that the Corporation may assign this Agreement to any entity to which the Corporation transfers all or substantially all of its assets.

9.8	Enurement

This Agreement shall enure to the benefit and be binding upon the parties hereto, their respective heirs, executors, administrators, successors and permitted assigns.

9.9	Severability

In the event that any provision or any part of any provision hereof is deemed to be invalid by reason of the operation of any law or by reason of the interpretation placed thereon by a court, this Agreement shall be construed as not containing such provision or part of such provision and the invalidity of such provision or such part shall not affect the validity of any other provision or the remainder of such provision hereof. All other provisions hereof which are otherwise lawful and valid shall remain in full force of effect.

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9.10	Opportunity to Seek Advice

The Executive understands that by executing this Agreement, he accepts and agrees to be bound by its terms and conditions. The Executive acknowledges that he is signing this Agreement freely and voluntarily having had an opportunity to review, understand and seek legal and other advice as to the meaning of the above provisions. The Executive acknowledges that the Corporation has not given the Executive any legal and tax advice relating to this Agreement.

IN WITNESS WHEREOF the parties have executed this Agreement.

SOUTH AMERICAN EXPLORATION LLC
	By:	/s/ Jeff Hastings
		Full Name:	Jeff Hastings
		Title:	Executive Director
/s/ Darin Silvernagle
Witness Full Name, Witness		Darin Silvernagle

July 3, 2011
Date

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